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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
Sirrom Investments, Inc.                      Statement                     Trading Symbol                       of Original
----------------------------------------      (Month/Day/Year)              Consumat Environmental Systems,      (Month/Day/Year)
     (Last)     (First)     (Middle)          March 31, 1998                Inc.   CSMT
500 Church Street, Suite 200               ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting             Person to Issuer                  Group Filing (Check
Nashville, Tennessee   37219                  Person (Voluntary)            (Check all applicable)                  applicable line)
--------------------------------------                                       Director       X  10% Owner       X    Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                             Officer           Other                Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    Common Stock                                 100,000                         D
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Warrant                          3/31/98    4/30/01        Common Stock   250,000   $ .01 per share     0
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Warrant                          7/16/98(1) 4/30/01        Common Stock    66,379   $2.25 per share     0
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(1) Exercisable only if the indebtedness evidenced by a secured promissory note dated September 30, 1997 with Sirrom Investments, Inc. is outstanding on July 16, 1998.

Explanation of Responses:
                                                                                By: /s/ Donald S. Barrickman
                                                                                           Vice President          April 10, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)
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